Exhibit 99.1

NEWS
RELEASE

FOR IMMEDIATE RELEASE
CONTACT:     Anna E. Torma
(512) 433-5312

FORESTAR GROUP INC. REPORTS SECOND QUARTER 2016 RESULTS

Second Quarter 2016 Highlights

•	Core community development business sold 489 residential lots for over $66,600 per lot

◦	Over 1,680 lots currently under option contracts with builders

◦	Texas finished vacant housing inventory remains within equilibrium levels

•	Reduced outstanding debt $260.9 million

◦	Retired $216.6 million of 8.50% Senior Secured Notes

◦	Retired $5.0 million of 3.75% Convertible Senior Notes

◦	Repaid $39.3 million in project level debt; Radisson Hotel & Suites and Eleven

•	Reduced annual interest expense by approximately $19.7 million through combined debt reductions

•	Reduced SG&A, including discontinued operations, by 23% compared with second quarter 2015

•	Sold Radisson Hotel & Suites for $130.0 million

•	Sold Eleven multifamily community for $60.2 million

•	Sold remaining Bakken / Three Forks oil and gas assets for $50.0 million

•	Sold Dillon multifamily site for $26.0 million

•	Engaged LandVest to market approximately 70,000 acres of timberland and undeveloped land, primarily in Georgia

AUSTIN, TEXAS, July 29, 2016—Forestar Group Inc. (NYSE: FOR) (“Forestar” or the “Company”) today reported second quarter 2016 net income of approximately $9.6 million, or $0.23 per share outstanding, compared with second quarter 2015 net loss of approximately ($34.5) million, or ($0.81) per share outstanding. Second quarter 2016 earnings from continuing operations were approximately $11.7 million, or $0.28 per share outstanding, compared with second quarter 2015 earnings from continuing operations of approximately $2.5 million, or $0.06 per share outstanding.

Solid Core Community Development Results
“Builder demand for residential lots in our key communities remains steady. In the second quarter of 2016, Forestar sold 489 residential lots for over $66,600 per lot. Forestar has over 1,680 lots currently under option contracts with builders,” said Phil Weber, Chief Executive Officer of Forestar.

Significant Progress: Strengthened Balance Sheet, Reduced Costs and Completed Non-Core Asset Sales
“We made significant progress during second quarter 2016 toward transforming Forestar. Key highlights include reducing outstanding debt by $260.9 million and reducing annual interest expense by approximately $19.7 million going forward. As a result of the cash tender offer on our 8.50% Senior Secured Notes, we received consent from holders of the Notes to eliminate or modify certain covenants, events of default and other provisions contained in the indenture governing the Notes, and to release the subsidiary guarantees and collateral securing the remaining

Notes. We have also identified an additional $6 million in annual run-rate cost reductions, lowering our target annual SG&A to an estimated $33 million, which is expected to be achieved once the previously announced non-core asset sales are completed,” said Mr. Weber.

“Significant non-core asset sales were completed in second quarter 2016. Key highlights include the sale of the Radisson Hotel & Suites which generated net proceeds of $113.4 million after debt repayment, the sale of Eleven multifamily community which generated net proceeds of $35.8 million after debt repayment, and the sale of Dillon multifamily community site which generated net proceeds of $25.4 million. Additionally, in second quarter 2016, Forestar sold its remaining Bakken / Three Forks oil and gas assets which generated $46.5 million in net proceeds. With the completion of this sale, Forestar has exited substantially all of our oil and gas working interest assets and is reporting the results of operations and financial position of all working interest assets as discontinued operations. Forestar also recorded $48.8 million in non-cash impairment charges related to five non-core community development projects and one multifamily site. We plan to exit these communities over time, reducing annual carry costs and generating tax losses to offset tax gains from other non-core asset sales. We remain focused on executing our key initiatives and delivering value for shareholders,” said Mr. Weber.

Transforming Capital Structure
“Since undertaking our key initiatives we have made significant progress in transforming our capital structure and reducing interest expense. We have generated $366 million in pre-tax proceeds from non-core asset sales since third quarter-end 2015, and have used $349 million in proceeds to reduce outstanding debt. Our total debt to total capital ratio at the end of second quarter 2016 was 18% compared with 46% at the end of third quarter 2015. With the execution of non-core asset sales and corresponding reduction in debt, we have strengthened our balance sheet and created financial flexibility,” said Chuck Jehl, Chief Financial Officer.

Business Segments
Forestar manages its operations through three business segments: real estate, mineral resources and other. In second quarter 2016, we changed the name of our oil and gas segment to mineral resources to reflect the strategic shift from oil and gas working interest investments to owned mineral interests.

REAL ESTATE

Second Quarter 2016 Highlights (Includes Ventures)

•	Sold Radisson Hotel & Suites, generating a $95.3 million gain

•	Sold Eleven multifamily community, generating a $9.1 million gain

•	Sold Dillon multifamily site, generating a $1.2 million gain

•	Incurred $48.8 million in non-cash impairments

•	Sold 489 developed residential lots for over $66,600 per lot

•	Sold 10 residential tract acres for over $35,500 per acre

•	Sold 3 commercial acres for over $376,000 per acre

•	Sold 5,425 acres of undeveloped land for $2,360 per acre

Segment Financial Results:

($ in millions)	Q2 2016	Q2 2015	Q1 2016
Segment Revenues	$46.4	$39.4	$36.1
Segment Earnings	$73.3	$15.5	$20.2

Real estate segment earnings increased in second quarter 2016 compared with second quarter 2015 principally due to a $95.3 million gain associated with the sale of Radisson Hotel & Suites and over $10.3 million in gains associated with the sale of our Eleven multifamily community and sale of our Dillon multifamily site. These gains were partially offset by non-cash impairment charges of $48.8 million related to five non-core community development projects and one multifamily site. Second quarter 2016 residential lot sales activity was down slightly from second quarter 2015 levels with lower average pricing, due to mix of product sold. Real estate segment earnings increased in second quarter 2016 compared with first quarter 2016 principally due to gains on non-core asset sales, higher undeveloped land sales and higher lot sales activity. First quarter 2016 real estate segment earnings also include $13.6 million in earnings generated by the sale of our interest in the 360° multifamily venture and sale of our wholly-owned Music Row multifamily site.

MINERAL RESOURCES

Second Quarter 2016 Highlights (Includes Ventures)

•	Leased 984 mineral acres for $257 / acre

Segment Financial Results:

($ in millions)	Q2 2016	Q2 2015	Q1 2016
Segment Revenues	$1.3	$2.4	$1.1
Segment Earnings (Loss)	$0.9	$1.8	$0.6

Mineral Resources segment results decreased in second quarter 2016 compared with second quarter 2015 principally due to lower oil and gas prices and production volumes.

OTHER

Segment Financial Results:

($ in millions)	Q2 2016	Q2 2015	Q1 2016
Segment Revenues	$0.3	$1.9	$0.7
Segment Earnings (Loss)	($0.2)	$0.0	($0.6)

Second quarter 2016 other segment results decreased compared with prior year principally due to lower fiber sales and termination of a groundwater reservation agreement in second quarter 2015, partially offset by lower operating expenses. Second quarter 2016 other segment revenues decreased compared with second quarter 2015 and first quarter 2016 principally due to deferral of timber harvest activity in support of our key initiative to exit our non-core timberland and undeveloped land.

OUTLOOK

Fundamentals Stable in Forestar's Community Development Markets
“We continue to see steady builder demand in our key communities, supported by low developed lot supply inventory. Forestar sold 773 residential lots in the first half of 2016 and we continue to project 2016 residential lot sales volume to be in the range of 1,600 - 1,800 lots,” said Michael Quinley, President - Community Development.

Executing Key Initiatives
“We remain focused on selling non-core assets, reducing costs, and on maximizing shareholder value as the Board and management team evaluate the next best steps for Forestar,” concluded Mr. Weber.

The Company will host a conference call on July 29, 2016 at 10:00 am ET to discuss results of second quarter 2016. The meeting may be accessed through webcast or by conference call. The webcast may be accessed through Forestar’s Internet site at www.forestargroup.com. To access the conference call, listeners calling from North America should dial 1-844-634-1445 at least 15 minutes prior to the start of the meeting. Those wishing to access the call from outside North America should dial 1-615-247-0254. The password is Forestar. Replays of the call will be available for two weeks following the completion of the live call and can be accessed at 1-855-859-2056 in North America and at 1-404-537-3406 outside North America. The password for the replay is 44307555.

About Forestar Group
Forestar is a residential and mixed-use real estate development company. At second quarter-end 2016, we own directly or through ventures interests in 56 residential and mixed-use projects comprised of approximately 7,000 acres of real estate located in 11 states and 15 markets. The company also owns approximately 590,000 net acres of oil and gas fee minerals located in Texas, Louisiana, Georgia and Alabama. The company has water interests in 1.5 million acres which include a 45 percent nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes or sold from 1.4 million acres in Texas, Louisiana, Georgia and Alabama, and 20,000 acres of groundwater leases in central Texas. The company's non-core assets include about 81,000 acres of timberland and undeveloped land, and commercial and income producing properties which consist of three multifamily projects and two multifamily sites. Forestar operates in three business segments: real estate, mineral resources and other. Forestar’s address on the World Wide Web is www.forestargroup.com.

Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements, including but not limited to: general economic, market, or business conditions; market demand for our non-core assets; changes in commodity prices; opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit rates or availability; lengthy and uncertain entitlement processes; cyclicality of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.

FORESTAR GROUP INC.
(UNAUDITED)
Business Segments

	Second Quarter		First Six Months
	2016	2015	2016	2015
	(In thousands)
Revenues:
Real estate	$46,381	$39,409	$82,479	$72,239
Mineral resources	1,337	2,360	2,419	5,114
Other	274	1,856	712	3,646
Total revenues	$47,992	$43,625	$85,610	$80,999
Segment earnings (loss):
Real estate	$73,290	$15,527	$93,514	$24,593
Mineral resources	933	1,766	1,486	3,138
Other	(197)	(43)	(778)	(434)
Total segment earnings (loss)	74,026	17,250	94,222	27,297
Items not allocated to segments:
General and administrative expense	(4,514)	(5,177)	(9,487)	(11,197)
Share-based and long-term incentive compensation expense	(412)	(23)	(1,956)	(3,481)
Interest expense	(6,918)	(8,715)	(14,557)	(17,536)
Loss on extinguishment of debt, net	(35,766)	—	(35,864)	—
Other corporate non-operating income	175	47	225	95
Income (loss) from continuing operations before taxes	26,591	3,382	32,583	(4,822)
Income tax (expense) benefit	(14,929)	(897)	(17,081)	1,869
Net income (loss) from continuing operations attributable to Forestar Group Inc.	11,662	2,485	15,502	(2,953)
Loss from discontinued operations, net of taxes	(2,048)	(36,992)	(10,264)	(39,712)
Net income (loss) attributable to Forestar Group Inc.	9,614	(34,507)	5,238	(42,665)
Net income (loss) per diluted share:
Continuing operations	$0.28	$0.06	$0.37	$(0.09)
Discontinued operations	(0.05)	(0.87)	(0.24)	(1.16)
Net income (loss) per diluted share	$0.23	$(0.81)	$0.13	$(1.25)

Weighted average common shares outstanding (in millions):
Basic	34.3	34.3	34.3	34.2
Diluted (a)	42.4	42.3	42.4	34.2

	Second Quarter	Year-End
Supplemental Financial Information:	2016	2015
	(In thousands)
Cash and cash equivalents	$107,421	$96,442

Senior secured notes	5,189	224,647
Convertible senior notes, net of discount	102,602	104,719
Tangible equity unit notes, net of discount	4,403	8,666
Other debt (b)	1,991	43,483
Total debt (c)	$114,185	$381,515
Net debt	$6,764	$285,073
 _____________________

(a)
Weighted average diluted shares outstanding for first six months 2015 excludes 7.9 million shares associated with tangible equity units issued during fourth quarter 2013. The actual number of shares to be issued in December 2016 will be between 6.5 million - 7.9 million shares based on the market value of our stock.

(b)
Other debt for second quarter-end 2016 and 2015 excludes unconsolidated venture debt of $119.8 million and $127.6 million and outstanding letters of credit of approximately $15.3 million and $14.8 million. Other debt at year-end 2015 consists principally of $39.3 million in senior secured loans for Radisson Hotel & Suites and Eleven multifamily property. In second quarter, 2016, we sold Radisson Hotel & Suites and Eleven for $130.0 million and $60.2 million. The proceeds were used to payoff the related senior secured loans of $39.3 million.

(c)	At second quarter-end 2016 and year-end 2015, $1,907,000 and $8,267,000 of unamortized deferred financing fees are deducted from our outstanding debt.

FORESTAR GROUP INC.
REAL ESTATE SEGMENT
PERFORMANCE METRICS

	Second Quarter		First Six Months
	2016	2015	2016	2015
REAL ESTATE
Owned, Consolidated & Equity Method Ventures:
Residential Lots Sold	489	519	773	808
Revenue per Lot Sold	$66,600	$73,413	$67,973	$74,422
Commercial Acres Sold	3	21	11	54
Revenue per Commercial Acre Sold	$375,743	$82,679	$342,168	$224,479
Undeveloped Acres Sold	5,425	1,248	7,397	1,979
Revenue per Acre Sold	$2,362	$3,027	$2,504	$2,928
Owned & Consolidated Ventures:
Residential Lots Sold	455	271	703	513
Revenue per Lot Sold	$65,448	$71,465	$66,594	$72,219
Commercial Acres Sold	—	20	8	24
Revenue per Commercial Acre Sold	$—	$73,345	$331,033	$117,014
Undeveloped Acres Sold	5,425	903	7,397	1,634
Revenue per Acre Sold	$2,362	$3,044	$2,504	$2,916
Ventures Accounted For Using the Equity Method:
Residential Lots Sold	34	248	70	295
Revenue per Lot Sold	$82,015	$75,543	$81,823	$78,253
Commercial Acres Sold	3	1	3	30
Revenue per Commercial Acre Sold	$375,743	$303,734	$375,743	$311,995
Undeveloped Acres Sold	—	345	—	345
Revenue per Acre Sold	$—	$2,983	$—	$2,983

SECOND QUARTER 2016
RESIDENTIAL REAL ESTATE PIPELINE

Real Estate	Entitled Acres	Developed & Under Development Acres	Total Acres (a)
Residential
Owned	3,998	571
Ventures	1,001	186	5,756
Commercial
Owned	549	271
Ventures	196	97	1,113
Total Acres	5,744	1,125	6,869

 _____________________

(a)	Excludes acres associated with commercial and income producing properties.

FORESTAR GROUP INC.
PROJECTS IN ENTITLEMENT

A summary of our real estate projects in the entitlement process (a) at second quarter-end 2016 follows:

Project	County	Market	Project Acres (b)
California
Hidden Creek Estates	Los Angeles	Los Angeles	700
Terrace at Hidden Hills	Los Angeles	Los Angeles	30
Texas
Lake Houston	Harris/Liberty	Houston	3,700
Total			4,430
 _____________________

(a)
A project is deemed to be in the entitlement process when customary steps necessary for the preparation of an application for governmental land-use approvals, like conducting pre-application meetings or similar discussions with governmental officials, have commenced, or an application has been filed. Projects listed may have significant steps remaining, and there is no assurance that entitlements ultimately will be received.

(b)	Project acres are approximate and the actual number of acres entitled may vary.

TIMBERLAND AND UNDEVELOPED LAND

A summary of our non-core timberland and undeveloped land at second quarter-end 2016 follows:

Acres
Timberland
Alabama	1,900
Georgia	44,500
Texas	9,800
Higher and Better Use Timberland
Georgia	19,800
Entitled Undeveloped Land
Georgia	5,100
Total	81,100

FORESTAR GROUP INC.
REAL ESTATE PROJECTS

A summary of activity within our projects in the development process, which includes entitled, developed and under development real estate projects, at second quarter-end 2016 follows:

			Residential Lots/Units		Commercial Acres
Project	County	Interest Owned (a)	Lots/Units Sold Since Inception	Lots/Units Remaining	Acres Sold Since Inception	Acres Remaining

Texas
Austin
Arrowhead Ranch	Hays	100%	2	382	—	19
The Colony	Bastrop	100%	463	1,460	22	5
Double Horn Creek	Burnet	100%	166	2	—	—
Entrada (b)	Travis	50%	—	821	—	—
Hunter’s Crossing	Bastrop	100%	510	—	54	51
La Conterra	Williamson	100%	202	—	3	55
Westside at Buttercup Creek	Williamson	100%	1,497	—	66	—
			2,840	2,665	145	130
Corpus Christi
Caracol	Calhoun	75%	13	61	—	14
Padre Island (b)	Nueces	50%	—	—	—	15
Tortuga Dunes	Nueces	75%	—	134	—	4
			13	195	—	33
Dallas-Ft. Worth
Bar C Ranch	Tarrant	100%	419	702	—	—
Keller	Tarrant	100%	—	—	1	—
Lakes of Prosper	Collin	100%	157	130	4	—
Lantana	Denton	100%	3,606	495	44	—
Maxwell Creek	Collin	100%	975	26	10	—
Parkside	Collin	100%	46	154	—	—
The Preserve at Pecan Creek	Denton	100%	611	171	—	7
River's Edge	Denton	100%	—	202	—	—
Stoney Creek	Dallas	100%	286	410	—	—
Summer Creek Ranch	Tarrant	100%	983	246	35	44
Timber Creek	Collin	88%	41	560	—	—
Village Park	Collin	100%	567	—	3	2
			7,691	3,096	97	53
Houston
Barrington Kingwood	Harris	100%	176	4	—	—
City Park	Harris	75%	1,468	—	58	104
Harper’s Preserve (b)	Montgomery	50%	513	1,169	30	49
Imperial Forest	Harris	100%	55	373	—	—
Long Meadow Farms (b)	Fort Bend	38%	1,578	219	193	107
Southern Trails (b)	Brazoria	80%	938	57	1	—
Spring Lakes	Harris	100%	348	—	25	4
Summer Lakes	Fort Bend	100%	744	323	56	—
Summer Park	Fort Bend	100%	119	80	34	62
Willow Creek Farms II	Waller/Fort Bend	90%	90	160	—	—
			6,029	2,385	397	326

			Residential Lots/Units		Commercial Acres
Project	County	Interest Owned (a)	Lots/Units Sold Since Inception	Lots/Units Remaining	Acres Sold Since Inception	Acres Remaining
San Antonio
Cibolo Canyons	Bexar	100%	1,072	718	130	58
Oak Creek Estates	Comal	100%	313	240	13	—
Olympia Hills	Bexar	100%	743	11	10	—
Stonewall Estates (b)	Bexar	50%	373	13	—	—
			2,501	982	153	58
Total Texas			19,074	9,323	792	600
Colorado
Denver
Buffalo Highlands	Weld	100%	—	164	—	—
Johnstown Farms	Weld	100%	281	335	2	—
Pinery West	Douglas	100%	86	—	20	106
Stonebraker	Weld	100%	—	603	—	—
			367	1,102	22	106
Georgia
Atlanta
Harris Place	Paulding	100%	22	5	—	—
Montebello (b)	Forsyth	90%	—	220	—	—
Seven Hills	Paulding	100%	880	199	26	113
West Oaks	Cobb	100%	—	56	—	—
			902	480	26	113
North & South Carolina
Charlotte
Ansley Park	Lancaster	100%	—	309	—	—
Habersham	York	100%	62	125	—	6
Walden	Mecklenburg	100%	—	384	—	—
			62	818	—	6
Raleigh
Beaver Creek (b)	Wake	90%	14	179	—	—
			14	179	—	—
			76	997	—	6
Tennessee
Nashville
Beckwith Crossing	Wilson	100%	19	80	—	—
Morgan Farms	Williamson	100%	121	52	—	—
Vickery Park	Williamson	100%	—	197	—	—
Weatherford Estates	Williamson	100%	8	9	—	—
			148	338	—	—
Wisconsin
Madison
Juniper Ridge/Hawks Woods (b) (d)	Dane	90%	5	210	—	—
Meadow Crossing II (b) (c)	Dane	90%	1	171	—	—
			6	381	—	—

			Residential Lots/Units		Commercial Acres
Project	County	Interest Owned (a)	Lots/Units Sold Since Inception	Lots/Units Remaining	Acres Sold Since Inception	Acres Remaining
Arizona, California, Missouri, Utah
Tucson
Boulder Pass (b) (c)	Pima	50%	1	87	—	—
Dove Mountain	Pima	100%	—	98	—	—
Oakland
San Joaquin River	Contra Costa/Sacramento	100%	—	—	—	288
Kansas City
Somerbrook	Clay	100%	173	222	—	—
Salt Lake City
Suncrest (b) (c)	Salt Lake	90%	—	171	—	—
			174	578	—	288
Total			20,747	13,199	840	1,113
____________________

(a)	Interest owned reflects our total interest in the project, whether owned directly or indirectly, which may be different than our economic interest in the project.

(b)	Projects in ventures that we account for using equity method

(c)	Venture project that develops and sells homes.

(d)	Venture project that develops and sells lots and homes.
A summary of our significant non-core commercial and multifamily properties, excluding two multifamily sites, at second quarter-end 2016 follows:

Project	Market	Interest Owned (a)	Type	Acres	Description
Elan 99 (b)	Houston	90%	Multifamily	17	360-unit luxury apartment
Acklen (b)	Nashville	30%	Multifamily	4	320-unit luxury apartment
HiLine (b)	Denver	25%	Multifamily	18	385-unit luxury apartment
 _____________________

(a)	Interest owned reflects our total interest in the project, whether owned directly or indirectly, which may be different than our economic interest in the project.

(b)	Construction in progress.